Exhibit 99.2

Cubist Pharmaceuticals, Inc.
Moderator: Michael Bonney
June 19, 2003
5:00 p.m. EST

OPERATOR:    Good afternoon and welcome ladies and gentlemen to the Cubist conference call. At this time, I would like to inform you that all participants are on a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentations.

I would now like to turn the conference over to Mr. Michael Bonney, President and CEO of Cubist. Please go ahead sir.

MICHAEL BONNEY, PRESIDENT AND CEO, CUBIST:    Thank you. Good afternoon and thank you for joining us today. Joining me, I have Frank Tally, our Chief Scientific Officer, Barry Eisenstein, our Head of R&D, Oliver Fetzer, our Chief Business Officer, David McGirr, our CFO, and Chris Guiffre, our General Counsel.

As always, let me read a short safe harbor statement before we begin this afternoon. Forward-looking statements may be made during this call. These statements are subject to a variety of risks and uncertainties. They could cause actual results to differ materially from those projected or suggested here. Such risks and uncertainties are detailed on the company's periodic filings with the Securities and Exchange Commission.

I hope that you've all had a chance to review the press release issued earlier today on the FDA response to the NDA filings. To reiterate a little bit of what was presented in the release, over the past four months, the NDA and Cubist have worked diligently to resolve questions related to the Cidecin NDA.

Despite devoting tremendous effort and making significant progress, the agency has not had sufficient time to complete its review of some recently submitted reformatted data sets. Therefore, it extended the PDUFA action date by up to 90 days.

Although there is no denying that we would have preferred an approval letter tomorrow, we are keenly aware of just how much work goes into a priority review and we appreciate the agency's diligent efforts to complete this review by June 20th. We thought it would be helpful today to conduct this call to explain what this three-month extension means to Cubist.

First of all, it means that we now have a very good sense of the progress made by the agency with respect to the review of the NDA. It's clear to us that the agency is committed to continuing to work as rapidly as possible to evaluate this drug that addresses a medical need as indicated by the agency's priority review destination for Cidecin in February.

Secondly, it means that if approved by September 20th, Cidecin will still have spent less time in regulatory review than it would have under standard review. This abbreviated review time is a credit to both the agency and Cubist and have worked very hard to complete this review as quickly as possible.

Third, because our launch plans and the result in ramp and spending were gauged by feedback from the agency, this action permits us to firm up our plans to launch in the fourth quarter of this year with a commensurate ramp up in commercial spending. We mentioned in the release that the FDA had asked us to submit reformatted data sets. What does this mean? Basically, late in the review process, it became apparent to us that the FDA was having difficulty navigating certain sections of the electronic submissions due to some electronic formatting issues.

Working closely with the agency, we have already provided reformatted data sets in an updated electronic format to allow the agency to more easily navigate through the data electronically and will be providing the remainder of the requested formatted data sets shortly. Given the progress that Cubist and the agency have made in the past six months, we believe the completion of the review within the next three months is entirely achievable.

I don't want to mislead anyone here. If we had our druthers, we would have taken an approval letter that said thank you very much and turn our final launch preparations into overdrive. With that said, there have always been four possible outcomes on June 20th. In order of priority from our perspective, the four are, number one of course is the approval. Number two is the rollover of the PDUFA action date that we've just announced which carries with it up to a 90-day extension. The third option would have been an approvable letter, which in most cases results in an extension of 180 days and the fourth would be of course a non-approval. We believe that this extension is the second best outcome. We believe that the extension of up to 90 days signals that we have done our part in delivering the required data.

A September 20th approval action would signal—sorry—will have a minimal impact on our launch date and that is the date we feel matters the most. Let me move on to our launch plans at this point. For some time now, we have been forecasting a launch date during the second half of this year. Given this extension and our current manufacturing schedule, we feel confident that we will be in a position to launch Cidecin in the U.S. during the fourth quarter of this year.

What does this mean for our sales force hiring? We've now hired our regional business managers. Their paramount task has been and will continue to be to tee up offers to hospital sales reps within their regions pending clarification from the FDA and will also continue in pre-marketing efforts to build up the infrastructure. Given today's announcement, we anticipate that we will begin hiring sales reps in the third quarter of this year.

With that, why don't we conclude it and open it up for questions? Operator?

OPERATOR:    Thank you sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star, one, on your push button telephone. If you wish to withdraw your question, please press star, two. Your question will be taken in the order it is received. Please stand by for your first question.

As a reminder ladies and gentlemen, should you have a question, please press star, one, on your push button telephone.

Our first question comes from Jason Kantor with WR Hambrecht. Please state your question.

JASON KANTOR, WR HAMBRECHT:    Hi. Thanks. A couple of questions, I guess. This is a new one. I haven't heard this before. Maybe you can walk us through a little bit greater detail, you know, what went wrong with the electronic submission and why you think that that's been fixed? Maybe you could tell us how much of the file has already been reviewed and what, if any, feedback you've gotten?

You said the manufacturing facility has been inspected. Have you gotten the feedback from that? And also, does this mean that if you're going to be hiring the sales force in the third quarter, that you'll be able to launch as soon as you get approval, which is not—which you had originally planned if you had been approved today?

MICHAEL BONNEY:    Oh, that's a whole bunch of questions to answer Jason. Let me try and break them down. In terms of the reformatted data sets, as you know, E-submissions are relatively new for the agency and for the industry. We had actually up until the pre-NDA meetings intended a paper submission.

As a result, the clinical trial data sets were locked with that intent. What that means is that there were certain variables which from the CRFs, the clinical report forms, were not coded in if there were no data available. What we've done is to go back and to code those variables as not available. That then creates a data set that the agency can use an electronic tool to navigate through the NDA.

We're very confident about this because we have, in fact, worked with the agency over the past couple of weeks in developing a prioritized list of data sets to reformat. The most important ones have already been submitted and the agency has been working on them for a number of days now and are very comfortable that it has achieved their desired end of being able to navigate clearly through them.

We have a few more data sets to deliver. As I mentioned, those will be done over the next few weeks. In terms of manufacturing, let me handle that one next. We have completed now the pre-approval inspections of all the manufacturing facilities. Previously we had disclosed that the fill/finish facility in Abbott had been inspected with no 483's.

The analytical labs did not require an inspection and in fact, the inspection of the bulk facility in Italy was completed earlier this week. It was a very successful inspection. There were two very minor observations, one of which in fact was already addressed and resolved before the inspectors left. The second of which is very straightforward, requires touching up some paperwork and will be—a resolution will be submitted in the very near term to the agency.

In terms of hiring the sales force, basically, with this information from the agency, we are going to proceed in the third quarter to hire with an assumption that the September 20th action will be positive. Now, it's important to note that this rollover permits the agency up to 90 days and the 90 days would be September 20th. We will be prudent in our hiring decisions so that we are able to launch as soon after we get an approval as possible.

But I think it's also important to note here that at this point, the long pole in the tent for launch, if you will, is driven by our ability to produce sufficient inventory of finished material in order to execute a launch without any interruption in supply. Yields are down a little bit on the—on the manufacturing facilities, so we're anticipating it may take us a few extra runs which is why we're guiding to a fourth quarter launch as opposed to one immediately following a September 20th action.

But it's still possible that we would launch immediately following that September 20th action of approval, but I think it more prudent to predict a fourth quarter launch to insure that we have sufficient supply of finished drug.

JASON KANTOR:    I think there was at least one other question there, but could I—if I could ask if you—if you just had the manufacturing inspection less than a week ago, I mean, if you had known of that date for some time, was there any reason to have expected that they could have approved it so quickly after such a late inspection?

MICHAEL BONNEY:    Well, we were hopeful of that Jason, but I think it would have been very high stepping for the agency to work through that. It was a very, very clean inspection as I have indicated, so I think it was a possibility. And I don't want to leave you with an impression that it was the late date of the inspection that drove this extension.

It was really the submission of these reformatted data sets and the agencies need to be able to navigate through the reformatted data sets that drove this extension.

JASON KANTOR:    Thanks.

OPERATOR:    Thank you. Our next question comes from Eun Yang with Needham & Company. Please state your question.

EUN YANG, NEEDHAM & COMPANY:    Thanks. Michael, you mentioned that within the next few weeks, Cubist is going to submit a few more data sets to the FDA. I'm just wondering if you have some idea how long it might take for the FDA to review data sets once they are submitted?

MICHAEL BONNEY:    Well, Eun, I don't feel like it's really my position to commit for the agency. What I can tell you is that the data sets that we have submitted already, the reformatted data sets, the agency has been working through on quite an aggressive schedule.

EUN YANG:    OK. And just one last question. You mentioned that you are going to be hiring sales people in the third quarter and my question is, would you hire a select number of, you know, a small number of sales people before the final approval or then would you just accelerate the hiring process after approval?

MICHAEL BONNEY:    It would be our intent to get as close to the full sales organization as we could, about eight to 10 weeks before our anticipated launch date.

EUN YANG:    So would you, I mean, could you kind of break down how many sales people will be hired before you hear from the FDA and how many sales people might be hired after approval?

MICHAEL BONNEY:    Well, it really—it's not a function of hearing from the FDA so much as it is a function of when we anticipate being able to launch the drug and what we will do is attempt to hire 75 sales people to be on board, trained and ready to go and that will require roughly eight weeks before—eight to 10 weeks before our launch date.

EUN YANG:    OK. Thanks.

OPERATOR:    Thank you. Our next question comes from Steve Tighe with Exis Capital. Please state your question.

STEVE TIGHE, EXIS CAPITAL:    Hi. Good afternoon. I've got a couple of questions. One, in reformatting the data, was there any change in any of the statistics, results or conclusions related to the data? Can you just review—the second question, can you just review what additional items were, you know, were requested in the letter? And three, when do you think labeling discussions will commence?

MICHAEL BONNEY:    Let me handle the last of those first and then I'm going to turn it over to Barry. We would anticipate that labeling discussions will occur over the summer. I'm going to turn it over to Barry to respond to your questions about the content of the reformatting.

BARRY EISENSTEIN, HEAD OF R&D, CUBIST:    The actual data that went into the formatted data sets was unchanged. The reformatting just allows those data sets to be analyzed in a more convenient manner by the agency and allows them to be able to cross-check all the different directions that we already know are accurate and lead us—led us of course to submit the original NDA to begin with.

MICHAEL BONNEY:    I think Steve, it's important to understand that this is truly only an issue of reformatting and electronic files. There is no change in any analysis. There have been no questions about the content of those files. It's really to provide the agency the opportunity to more easily navigate through some of the core data sets.

STEVE TIGHE:    And beyond reformatting, is there...

FRANK TALLY, CHIEF SCIENTIFIC OFFICER, CUBIST:    This is Frank Tally. There were some questions from the FDA in that and when we did sensitivity analysis. I'm looking at those questions, the data held up in all of those sensitivity analyses also, so the data is, we feel that the database is solid.

STEVE TIGHE:    OK. But what...

MICHAEL BONNEY:    Just to elaborate on that. You know, some of the questions, the obvious questions include evaluability of the patients and we've been able to look at that a number of different ways anticipating possible ways that the agency might wish to do it. We've also looked at geographical representation, and whichever way we analyze the data, we get to the same conclusion about the robustness of our submission.

STEVE TIGHE:    Were there any additional pieces of information requested in the letter beyond reformatting?

MICHAEL BONNEY:    No.

STEVE TIGHE:    Great. Thank you.

OPERATOR:    Thank you. Our next question comes from Thad Strobach with Quattro Global Capital. Please state your question.

THAD STROBACH, QUATTRO GLOBAL CAPITAL:    Hi. Good evening gentlemen. Given the changes in the ramp up, do you anticipate any changes in your cash burn over the next six months? Thank you.

MICHAEL BONNEY:    Yes, there are likely to be some modest changes in the cash burn. We'll provide more guidance on that on our August 6th, second quarter conference call.

THAD STROBACH:    OK. And I guess in terms of the label discussions, just trying to understand, have you—I seem to recollect you held some preliminary discussions with them. What sort of stages? Is it just—how much of the preliminary label discussions have you finished with the FDA? I just want to get an idea of where you are right now.

MICHAEL BONNEY:    Sure. We were part—the Cidecin submission was part of a pilot program within this division...

THAD STROBACH:    Right.

MICHAEL BONNEY:    ... target package insert, so actually even before we submitted to the NDA, we had submitted the label that we would be seeking with the NDA and have gotten the agency's comments on that label. And there were really only a couple of issues that were identified at that point, so we have not progressed beyond that yet. And as I said earlier, we would anticipate doing that over the course of the summer with the agency.

THAD STROBACH:    OK. Thank you.

OPERATOR:    Thank you. Our next question comes from Joel Sendek with Lazard. Please state your question.

JOEL SENDEK, LAZARD:    Thanks. Two questions. First of all, the four possibilities you laid out Mike, for June 20th—are those four possibilities still—do they still apply to September 20th now?

MICHAEL BONNEY:    I believe they all apply except for the possibility of another extension. That one is not clear to me that that is part of the regs but I think it's approval, approvable or non-approval.

JOEL SENDEK:    OK. And then, the last call you had, you mentioned some PK studies that you started at higher doses and I'm just wondering, is that totally separate or might the FDA has asked for that? Are you contemplating getting that data and submitting that sometime over the summer or is that unrelated?

MICHAEL BONNEY:    That is completely unrelated Joel. There has been no request by the agency for the development of any additional data. This is strictly a company driven decision to explore a bit higher dose in a renally impaired population.

JOEL SENDEK:    OK. And then, back to the, you know, the reformatting and I'm just wondering why they would—and maybe you're confused about this too, I don't know. You know, why they would construe that to be a major amendment. I'm confused on that front. Is it some kind of an excuse that they're giving or is this that big of an issue?

MICHAEL BONNEY:    Well, basically I think the way that it works here Joel, is that anything that hinders the agency's ability to complete an analysis of an NDA by its original PDUFA action date is classified as a major amendment if it comes in, in the case of a priority review in the second three months of the review. So I believe that this is a procedural issue for the agency so that they have time to complete all of their analysis.

JOEL SENDEK:    OK. All right. And just a final question, you know, back again on the sales force just so I make sure I have it straight. Before you said if you would get a full approval on June 20th, you really couldn't launch until September. So the message I think now has changed, which is if you do get the full approval on September 20th, we shouldn't tack on another three months this time with our expectation as to when we start to forecast sales.

I just want to make sure that I'm clear on that and if you can at all give us a sense of what the timeframe is if you get a full approval on September 20th as far as putting the sales force—putting the sales force together?

MICHAEL BONNEY:    Right. What we have said historically Joel is that we anticipated with an approval on June 20th and the original PDUFA action date that we would launch in the second half of the year and that it would take us roughly eight to 10 weeks to hire and train the sales organization.

JOEL SENDEK:    OK.

MICHAEL BONNEY:    But what we're saying today is with the new PDUFA action date of June—sorry, of September 20th, we would anticipate a fourth quarter launch. I'm not going to commit whether it's October 1st or November 1st or when in the fourth quarter, but that in fact the rate limiting step is not likely to be the hiring of the sales organization, but will be the development of sufficient quantities of finished goods inventory to insure an uninterrupted launch.

JOEL SENDEK:    OK. So that would imply that eight to 10 week timeframe will start at some point before September 20th and it's up to us to kind of guess as to when that might be.

MICHAEL BONNEY:    That is potentially the implication here. That's right.

JOEL SENDEK:    OK. Thank you.

MICHAEL BONNEY:    OK.

OPERATOR:    Our next question comes from Paul Russo with Highland Capital. Please state your question.

PAUL RUSSO, HIGHLAND CAPITAL:    Good evening. A few questions here. First of all, I think the stock is clearly being punished because the street is viewing this as something the company did wrong whereas what I'm hearing from you is it was nothing more than a problem within the FDA. Is that correct?

MICHAEL BONNEY:    Well, I think that, you know, certainly the agency has to do an awful lot of work to execute a priority review in six months. That said, these formatting changes that they have requested and we have supplied did create a situation where their ability to navigate through the NDA before these were submitted was compromised.

PAUL RUSSO:    You said that they came on relatively late. When did they ask for these?

MICHAEL BONNEY:    What became clear to us—it became clear to us that this was what they needed in order to facilitate their review a few weeks ago.

PAUL RUSSO:    A few weeks ago. Knowing that that was going to be the case and that you had the proof of action date the 20th, don't you feel you should have been obligated to let investors know that there was a possibility of a delay in this fashion?

MICHAEL BONNEY:    Well, you know, we did not receive notification from the agency that this was the outcome until late yesterday, so we've tried to be as—to disclose as quickly as we could once we had clarity on what the outcome was likely to be on the 20th.

PAUL RUSSO:    So speaking is a...

MICHAEL BONNEY:    It is now clear what the outcome will be on the 20th.

PAUL RUSSO:    OK. As an institutional trader and my clients are livid to say the least, noting that you answered my other question was, when did you receive that information from the FDA because you had Merrill Lynch and Goldman Sachs pound this stock all day long and you're telling me that nobody had any information in front of that?

It's something that I think the company should look into and I feel very strongly about that because this is what gives small companies, especially biotechs a bad name that information leaks in advance. Go look at the tape today, look at who the sellers are, look where your stock ended, and I think that you'll have some questions to answer there on who knew what, when, and who got information. Thank you.

MICHAEL BONNEY:    All I can—I hear what you're saying. All I can tell you is, we have had no public conversations about what we were informed of last night until the press release was issued at 4:02 this afternoon.

OPERATOR:    Thank you. Our next question comes from Bill Slattery with Deerfield Partners. Please state your question.

BILL SLATTERY, DEERFIELD PARTNERS:    Hi guys. I have two questions. First off, in terms of the preliminary analysis that the agency has been able to do, even if it's been in a hard copy manual format, can you give us any comfort that their preliminary conclusions were supportive of your claims so that the more formal audit—electronic audit is simply more of an auditing function rather than a complete analysis?

And then secondly, certainly you have an outstanding shelf offering. I'd like to know what your considerations are regarding that offering that clearly most of your institutional investors would prefer to see you raise cash when an approval was well in hand and I'd like to just get your comments on that as well. Thanks.

MICHAEL BONNEY:    Sure Bill. What I can tell you is that we have had questions from the agency on the clin/pharm section. These were relatively early in the review that have been responded to that we've had questions from the agency on the pharmacology section, on the CMC section and so forth.

At this point, we have not had any questions from the agency that would suggest that there are concerns about the fundamental issues of safety and efficacy. What ultimately led us to understand that the issue was navigability of the database were questions on specific individual patients, one or two of them, in terms of how they met the evaluability criteria in the core studies.

And as we tried to answer those questions, we got clarity from the agency that the issue was navigability here and that they couldn't discern this on their own, so that's when we met with them and understood what the solution was here was reformatted data sets.

BILL SLATTERY:    Now that sounds like you demonstrated the negative of what it wasn't, but have you demonstrated or do you have a comfort that they have demonstrated the positive that they are supportive of the preliminary review?

MICHAEL BONNEY:    What I can tell you is—Bill, is that they have had these—the first set of reformatted data sets for some period of time now. They've been working on them as a high priority and have not asked us any questions about fundamental safety or efficacy.

BILL SLATTERY:    OK. That's good to hear. Thank you. And then in terms of the shelf offering and financing?

MICHAEL BONNEY:    Well, we believe that we've made it through the riskiest part of this approval process with this rollover without a request for additional data, so while this will have a modest impact, a modest positive impact and that our spending on the launch will be delayed a bit, it also pushes out revenue generation slightly although we have every confidence that we will be booking revenues in 2003.

So what I will tell you is, as you know, we have the shelf out there and we do expect to return to the capital markets some time in the second half of the year, but I'm not going to be any more specific about it than that in terms of timing.

BILL SLATTERY:    OK. I appreciate that and hopefully you appreciate your institutional shareholders' desire for an approval prior to raising additional cash. Thank you.

MICHAEL BONNEY:    Certainly Bill, you have not been bashful in letting us know that—what your position is on that.

BILL SLATTERY:    Great. Appreciate it. Thanks guys.

MICHAEL BONNEY:    Thanks Bill.

OPERATOR:    Our next question comes from Steve Harr with Morgan Stanley. Please state your question.

STEVE HARR, MORGAN STANLEY:    I guess my first question goes towards the manufacturing and you now anticipate the launch will be delayed more by manufacturing than by the FDA's actions. Is this something that you could have helped us understand a little bit earlier? And then second, what exactly is the problem in terms of scale up and when do you think we will—will we see an ongoing problem with manufacturing capacity or is this just a one-time issue?

MICHAEL BONNEY:    Well, I think Steve, it's really just a one-time issue having to do with getting through the inspection and getting more clarity on final specs and so forth. We're talking about a potential delay, assuming a September 20th approval, measured in a number of weeks, not extended beyond that. So I don't believe that it's going to be a recurring problem. We clearly are spending a lot of time on this and so forth.

As I said earlier, the issue has been that the yields have not improved at the rate we had expected them to and that is requiring us to run a couple more batches to get to—finished goods inventory level that we're comfortable with.

STEVE HARR:    And does that mean that your cost of goods will then be a little bit higher than you had previously anticipated?

MICHAEL BONNEY:    They may well be a little bit higher than we originally anticipated at first. We still have confidence that we will be able to improve the yield and bring that cost of this number down over time.

STEVE HARR:    All right. In terms of overall guidance, is there any type of an outlay that you can give us towards, you know, expected spending this year? I would assume that given that you will now be hiring a sales force a little bit later than you anticipated, that you might have slightly lower SG&A expenses and you may not have quite as big of a presence at ICAAC and IDSA, but obviously you won't have the offsetting revenues as well.

But should we expect to be modeling higher burn rates? Is that a reasonable assumption?

MICHAEL BONNEY:    What we—the information we provided in the May 7th conference call as you may recall was that the total burn here was going to be in the neighborhood of between 100 and 110. It is my expectation with this information that they may be slightly lower than that number, but we'll provide more detail guidance on the 6th of August with our second quarter conference call.

STEVE HARR:    And that is just because of some delay in terms of some of the promotional expenses...

MICHAEL BONNEY:    Exactly.

STEVE HARR:    ... that may shift into next year now? To run the launch?

MICHAEL BONNEY:    Right.

STEVE HARR:    All right. Thank you very much. Appreciate it.

MICHAEL BONNEY:    Thanks Steve.

OPERATOR:    Our next question comes from Kris Jenner with T. Rowe Price. Please state your question.

KRIS JENNER, T. ROWE PRICE:    Hi. Two questions. The first question is, it's not uncommon when you reach this stage with the FDA for them to review your press release. Did they review your press release?

MICHAEL BONNEY:    Yes they did.

KRIS JENNER:    OK. And then the second question, the second—and obviously that means they reviewed it and did they specifically say they were in agreement with it or they just reviewed it and said nothing?

MICHAEL BONNEY:    No. They reviewed it and said they were in agreement with it.

KRIS JENNER:    OK. Because Mike, the last time that I recall hearing a reformatting question, it was four years ago on a product that still hasn't received approval. You're thinking you will meet those timelines?

MICHAEL BONNEY:    Oh, absolutely Chris. I mean, as I said earlier, the majority and certainly the highest priority data sets that needed reformatting have already been submitted and the agency has been working with them for some time. So with great success, I might add. And so I don't envision there's going to be a problem. We have the issue well in hand at this point. We have a few more data sets to reformat and those will go in over the next couple of weeks.

KRIS JENNER:    And then just in reference to an earlier question, because you made a comment that you felt that the riskiest part of the regulatory process was behind you, and I guess given that the options of approval, approvable and non-approvable still remain. Could you explain to me why you believe that the highest risk period is behind you and not still in front of you?

MICHAEL BONNEY:    Well, I think it's based on a couple of things. One is, we've gone through now six months of review. The agency has been working with this NDA for that full period of time.

Over the last couple of weeks as we have clarity on this issue, we've actually had people at the agency working side by side with them to help navigate through the data sets and there don't appear to be at this point any issues that would suggest that we're going to need to submit additional data or anything like that. In fact, all we need to do is to get these data—these remaining data sets reformatted and submit those. That's what we know at this point.

KRIS JENNER:    Well, I guess I just picked up on that comment, it's what you know at this point, but based on what you know, it's incomplete, yet nevertheless you're speculating on the fact that you think the highest risk is behind you and yet, you know, your information is incomplete. So I'm just trying to connect the dots, you know, connect those two dots.

MICHAEL BONNEY:    Well, I guess I'm struggling with what further clarity I can provide for you Kris. We've worked very closely with the agency over the past couple of weeks.

They've been able to navigate through these reformatted data sets and we believe, based on the history of rollovers versus approvables, et cetera, at this stage in our review, that we've come quite a long ways through this review and it's just a question really now of providing these reformatted data sets and concluding label negotiations.

KRIS JENNER:    OK. Thank you.

OPERATOR:    Our next question comes from Sushant Kumar with RX Capital. Please state your question.

SUSHANT KUMAR, RX CAPITAL:    Hi. Thanks. My questions have been answered.

OPERATOR:    Our next question comes from Jason Akus with Hambrecht & Quist Capital. Please state your question.

JASON AKUS, HAMBRECHT & QUIST CAPITAL:    Hi. How you guys doing? Two questions. First, are you aware of any other antibiotics that have been filed electronically? And secondly, I'm wondering if you could give a little bit of history, or some color on that, sort of historical path prior to reviewed delays, sort of pans out?

MICHAEL BONNEY:    I'm not aware of any other antibiotics that were filed as an electronic submission. In terms of the history, there have been a handful of extensions over the past year or so. Most recent, there were just a couple in May, so they have not had a chance yet to proceed through. Of the balance, all but one I believe resulted in approval.

JASON AKUS:    OK. Great. Thank you.

OPERATOR:    Our next question comes from Mary Lu with Knickerbocker Brahmin. Please state your question.

MARK LU, KNICKERBOCKER BRAHMIN:    It's actually...

OPERATOR:    I'm sorry, Mark Lu.

MARK LU:    That's all right. Actually, most of my questions regarding the Cidecin issue have been taken care of. I just want to see actually if it would be possible to get an update on the other products that you guys are having developed right now, the CAB 175 and the oral ceftriaxone?

MICHAEL BONNEY:    Sure. CAB 175 as you may be aware is a cephalosporin, unique in that it has both broad Gram-negative and Gram-positive coverage, but also has in vitro activity against MRSA. We've completed our first human study for CAB 175 earlier this year in the UK, a single dose, dose escalation study that confirmed that this looks like at most a BID drug.

And we expect to announce in the first half of this year a successful IND filing and the initiation of multidose phase one studies in the U.S. OCTX is oral ceftriaxone. That is a product that based on some proprietary technology, allows us to deliver ceftriaxone Rocephin orally. We have demonstrated in a proof of principal study the ability to achieve therapeutic—therapeutically meaningful blood levels of ceftriaxone through oral delivery.

We are refining the oral dosage form at this point and doing the animal tox work to support moving into humans. We expect to make an IND decision on that product in the fourth quarter of this year.

MARK LU:    And funding is still set aside for the ongoing development of those additional products?

MICHAEL BONNEY:    Right. There continues to be embedded in our development spend work on those two products.

MARK LU:    OK. Thank you very much.

OPERATOR:    Our next question comes from Gary Koumatos with Tryphon Please state your question.

GARY KOUMATOS TRYPHON:    Yes, good evening. I was trying to figure out—you said that some of the data had been reformatted and the FDA hadn't said anything negative about what they've seen after analyzing some of the reformatted data. Is that correct?

MICHAEL BONNEY:    That's correct.

GARY KOUMATOS:    Did they say anything positive? What did they say?

MICHAEL BONNEY:    What they're—what they're—what they have said so far is that they can navigate the reformatted data sets and as they're querying it, it looks good.

GARY KOUMATOS:    It looks good from a perspective of navigability, is that the word? Or in terms of efficacy and side effects?

MICHAEL BONNEY:    It certainly looks good in terms of navigability. We have not gotten any questions. It's unlikely that the agency would say to us short of a question that it looks great, but they haven't asked any questions after having had these reformatted data sets for some time now.

GARY KOUMATOS:    OK. Now, if we—the raw data is in the form of electronic case report forms, correct?

MICHAEL BONNEY:    They're not electronic case report forms. They're paper case report forms, which are then put into an electronic database.

GARY KOUMATOS:    OK. And is it the transference and the data field of that electronics field that the FDA has the problems with?

MICHAEL BONNEY:    It's not the transference from the CRF to the electronic database. It is the fact that in the electronic database, certain fields by virtue of being empty in the CRF were empty. And that means that their ability to cut and paste the data the way that they would like to do their analysis is compromised, so what the reformatting consists of is going back through the data sets and wherever there was a blank field, filling in that it was data that was unavailable.

So that when they do their cutting and pasting, all the variables that they want to cut and paste on have a value. I'll ask Barry to chime in on this as well.

BARRY EISENSTEIN:    Yes. I think the best example of that is the case that patients come back for re-evaluation after they finish their medication and it's inevitable with any clinical study, patients are going to be lost to follow-up at the end of the therapeutic dosage of the drug. According to the paper submission, there would not be any indication that is captured or capturable in the initial way the data was put, but those people did or did not come back.

But of course, one infers from the fact that there's no information, that the patients did not come back for that later after-study for example visit. What the agency asked us to do was to make that explicit, to actually go back to each of those patients that did not make it for each of those study evaluation points and indicate that they were not seen.

And in that way, every patient had the same number of data sets fields for them and that the FDA could then go through the data sets and essentially come up with an arithmetic sum that makes sense to them.

GARY KOUMATOS:    How are you able to do statistical analysis on the database?

BARRY EISENSTEIN:    The algorithms that were part of the statistical program enable us to get to the answers that we need in terms of efficacy and safety. The agency though likes to look at evaluability from a lot of different directions with different assumptions such that they can be sure that the data is robust from any direction.

In the reformatting, we were, as well as the agency, independently doing the same sort of evaluations back home and we assured ourselves through a significant amount of diligence that regardless of how we evaluated the patients from again the evaluability standpoint, we get to the same robust results that we get as if we went through it per the original algorithm.

I think it's that degree of confidence we have in our own data that allowed us to put into the press release what you had heard and the agency agreed with.

GARY KOUMATOS:    OK. So there is however a possibility that the lack of a data field for certain patients cause a particular statistical issue if there's a difference between your statistical out algorithm approach and the one the FDA is using?

BARRY EISENSTEIN:    That's technically possible, but as I said earlier, in the sensitivity analysis that we ran, we asked a question essentially every way that one can in terms of evaluability and we're able to cut out from the analysis those that may not have made the evaluability by one criterion, but could have made it by another. And regardless of how we do the analysis, we end up with the same statistical results.

GARY KOUMATOS:    And the same statistical results being very high P values or very low P values?

MICHAEL BONNEY:    Well actually, these are non-inferiority trials, so you end up with a...

GARY KOUMATOS:    On ratio, how...

MICHAEL BONNEY:    ... a delta if you will that is under ten in every single circumstance, under a 10 percent delta.

BARRY EISENSTEIN:    Exactly. So the sensitivity analysis, no matter how you cut it, no matter how you do the algorithms, gives us the same result and gives us within the delta that we had put into our statistical plan to begin with.

GARY KOUMATOS:    Under ten, so it would be statistically significant at 95 percent confidence?

BARRY EISENSTEIN:    Correct. That's not inferior.

GARY KOUMATOS:    OK. OK. Thank you very much.

OPERATOR:    Our next question comes again from Jason Kantor with WR Hambrecht. Please state your question.

JASON KANTOR:    Thanks for taking my follow-up. Just two quick questions. First, does this extension offer them the opportunity or the possibility to call for a panel on a committee? Also, when exactly were you aware that manufacturing was going to be a gating factor for launch?

MICHAEL BONNEY:    Well, on the panel, the agency has the opportunity at any time in a review to decide that they need to have an advisory committee. We have no indication that that is where they're headed with this review. In terms of the manufacturing, there isn't a specific time. I'm just trying to be prudent that we—given the feedback we're getting from the marketplace on this drug, we want to make sure that we are able to supply the demand from the moment we launch forward.

JASON KANTOR:    Then has this affected partnering discussions in any way?

MICHAEL BONNEY:    Oliver?

OLIVER FETZER, CHIEF BUSINESS OFFICER, CUBIST:    Partnering discussions are ongoing so I believe that the clarity we have now is in fact a good outcome. As Michael said before, outright approval would have been the best outcome, but I think this gives a lot of clarity as to where we are.

JASON KANTOR:    It strikes me—you guys continue to refer to this delay as a very positive outcome. Would you—were your internal expectations low?

MICHAEL BONNEY:    No. We think that Jason, of the four possible outcomes, this is the second best outcome. The first...

JASON KANTOR:    OK.

MICHAEL BONNEY:    ... is unequivocally approval and we certainly were hopeful that that's where we would end up and that was our expectation. When it became apparent to us a few weeks ago that the agency was having difficulty navigating, and we started working very closely with them to solve that issue, this became apparent that this was the next best course for us. Remember the other options here are approvable or non-approval.

And in the approvable, usually what you're requested to provide is additional data and after you provide that additional data, the agency then has 180 days to finalize their review. In this case, they're obligated to complete their review in 90 days.

JASON KANTOR:    OK.

OPERATOR:    Our next question comes from Jeff Reich with Merlin BioMed. Please state your question.

JEFF REICH, MERLIN BIOMED:    Yes. Hi. Most of my questions have been answered, but I guess I'm just trying to figure out a little more—specifically what the Snafu here in the data set was. Was it across all the data sets? It sounds like you're talking about it pertained mostly to the phase three data.

MICHAEL BONNEY:    It was the phase three data.

JEFF REICH:    So in the subsequent press release when you say not specific—and I'm quoting, not specific questions regarding safety or efficacy, is cited there. Do they comment—were there any comments about safety and efficacy that you could share with us now?

MICHAEL BONNEY:    At this point, there have been no comments or questions about safety or efficacy from the agency. As I said in response to a question asked earlier, the agency did review and approve this press release to characterize the communication we got from them yesterday.

JEFF REICH:    OK. Good. That helps. Thank you.

OPERATOR:    Our next question comes from Steve Harr with Morgan Stanley.

STEVE HARR, MORGAN STANLEY:    I just wanted a quick clarification where you stand in Europe in terms of, you know, plans for partnering if you are, you know, in your partnering discussions, if you are limiting them to Europe and the rest of the world or if the United States is on the table as well? And then also, what are your thoughts on the filing?

OLIVER FETZER:    Well, the strategy hasn't changed at all in terms of overall commercialization in the U.S. as to what we are going to be doing here, that what we're looking in a partner is the same as we've said to you before and that is outside of the United States. That's the territory that we're really looking for. And in terms of filing, outside the United States, clearly that's something that we also want to do jointly with a partner and therefore the two are linked.

MICHAEL BONNEY:    We have been Steve, as you may be aware, having face to face meetings with individual health authorities in Europe to get clarity around this package and how they would view it, whether it would make sense to go with a centralized or a mutual recognition procedure. You may also know that recently the EMEA issued draft guidance on antibiotics and in particular, antibiotics with activity against resistant organisms.

This guidance, which is now in the public domain for comment, does indicate that in circumstances where resistance is a problem and they specifically call out Gram-positive organisms such as methicillin-resistant Staph, a single indication with non-inferiority should be an acceptable file to proceed with.

So we are anxiously awaiting the discussion of this draft document, but there seems to be some growing momentum in Europe that—as there is in the U.S., that resistance, particularly in Gram-positive organisms, is a serious problem and that the lack of new drugs to treat this needs to be addressed from a regulatory standpoint.

STEVE HARR:    Do you think you could potentially file by the end of this year?

MICHAEL BONNEY:    I wouldn't rule it out at this point, but I'm not going to commit to it.

STEVE HARR:    All right. Thank you.

OPERATOR:    Our next question comes from Andrew Wigton with Merrion Group. Please state your question.

ANDREW WIGTON, MERRION GROUP:    Yes, hi. Hello? I'm on the wrong line.

OPERATOR:    Mr. Wigton, you're line is live.

ANDREW WIGTON:    Yes. Hi. A couple of questions. Regarding your press release, it indicates that you may actually hear from the FDA on or before September 20th. Is that something that you consider that you may actually hear at any time? Obviously you don't know, but just to clarify?

MICHAEL BONNEY:    The regulation for an extension of PDUFA action date provides the agency with up to 90 days to act on a filing. So they have up to September 20th and I would reiterate what I said earlier, the agency in fact reviewed and approved this press release before we issued it this afternoon.

ANDREW WIGTON:    Right. And given, you know, your guys' discussions with the FDA, obviously you know what's going on over there that the data that they were missing, from what I've heard so far on the conference call, may be relatively minor, in which case there's a chance that this could be resolved sooner rather than later?

MICHAEL BONNEY:    In fact, there was not missing data. There was—their format of the data was incorrect so it's encumbered their ability to move easily through the file. There has been no additional data provided. It's just that fields have been completed that previously were left blank.

ANDREW WIGTON:    So your sense of it is that there's a fairly good chance you may hear significantly before September 20th?

MICHAEL BONNEY:    I'm not going to commit to what the agency would do.

ANDREW WIGTON:    OK.

MICHAEL BONNEY:    What I will tell you is that this is a priority for them as indicated by the fact that they designated us for priority review, that they believe that there is an unmet medical need that this drug may well meet and they are working very, very diligently to get through this review.

ANDREW WIGTON:    OK. And my last question would be, several analysts on the street have indicated that the market for Cidecin would be about 250 to $350 million in a peak year. Is that something that you guys have a sense of whether that's in line with what you guys are projecting the market to be?

MICHAEL BONNEY:    We have not provided any specific guidance as to what we think peak year sales are. That said, in the last year, there were 30 million days of IV antibiotics administered for Gram-positive infections in U.S. hospitals. So you...

ANDREW WIGTON:    Thirty million days meaning?

MICHAEL BONNEY:    Thirty million days of IV therapy administered to patients in U.S. hospitals for Gram-positive infections.

ANDREW WIGTON:    OK.

MICHAEL BONNEY:    Vancomycin alone, which is the drug of choice for resistant Gram-positive infections, represented 17 million of those 30 million days, but if you make a price assumption, and what we have guided people to historically, is somewhere between Rocephin, which is 40 to $60 a day and linezolid which is $130 a day, and make then what you believe to be the penetration assumption that this drug will achieve, you can arrive at a revenue number.

We believe that given the rate of growth in Vancomycin and its incredible use today, that there is a significant opportunity for this drug in the U.S.

ANDREW WIGTON:    OK. And finally, just touching on a recent question that was asked just recently, the marketing partners in Europe as well as in the U.S., what is, you know, what's the morale at Cubist and what's your sense of where you guys want to go with marketing partners?

MICHAEL BONNEY:    Well, we're going to—let me just be very clear about this. We're going to launch Cidecin with a Cubist only and a Cubist dedicated and a Cubist employed sales and marketing organization. Once it completes this review successfully, so we are going to attack the U.S. market as Cubist.

We are in discussions with central partners for marketing rights in markets outside of the U.S. The highest priority of those additional markets are European markets.

ANDREW WIGTON:    Right.

MICHAEL BONNEY:    And we would anticipate concluding these conversations before year end.

ANDREW WIGTON:    OK. Thank you.

OPERATOR:    Our next question comes from Kris Jenner with T-Rowe Price.

KRIS JENNER:    Hi Mike. This is a follow-up question to this—to the notion of major amendment. When you made the major amendment, doesn't the FDA—it isn't obligatory that the FDA notifies you that you have made a major amendment and therefore, they cannot complete the review in the standard time?

MICHAEL BONNEY:    That is correct Chris, and in fact, that is the letter that we received late yesterday.

KRIS JENNER:    No, but I understand that's the letter you received, but you made additional changes preceding that, but I'm trying to understand why that didn't constitute a major amendment and therefore, even prior to receiving an official letter, would have told anyone who understood the process that this constituted a major amendment.

And therefore without receiving the letter, as you said to an earlier question, two weeks ago, you understood that this was an issue and I'm just saying at the time that you provided additional information, didn't that constitute a major amendment at that point? Even though you hadn't been notified by letter?

MICHAEL BONNEY:    Kris, we're really not in the position to make the decision for the agency what constitutes a major amendment, right? That is the agency's call. And had they decided to make that call at the point in time we submitted these reformatted data sets, we certainly would have communicated that as quickly after that as we could. But the fact of the matter is,...

KRIS JENNER:    Right. So, you're...

MICHAEL BONNEY:    ... the fact of the matter is Kris, we submitted these reformatted data sets and then got a letter yesterday indicating that the agency had received what they call a major amendment to this application and as a result, and because it was within three months of the action date, they were extending the goal date by three months.

KRIS JENNER:    OK. And then in all the Q&A that's ensued, I'm not sure and maybe I have made—might have missed this, but what specific data sets are the FDA having trouble navigating? That have required reformatting?

MICHAEL BONNEY:    These are many of the data sets from the phase three studies.

KRIS JENNER:    Well Mike, you can appreciate that to a very specific question as to what are the data sets for you to respond by saying they are many of the data sets. That really doesn't answer my question.

MICHAEL BONNEY:    Well, I'll try to be more specific. I don't have a list in front of me Kris. There are 102 data sets in the two skin studies. We have resubmitted over 90 of them with reformatted electronic files.

KRIS JENNER:    Right. So I guess this gets back to, if there's 102 data sets and they're having trouble navigating 90 of them, it gets back to my earlier point as why you can project that the majority of risk in this regulatory process is behind you.

MICHAEL BONNEY:    Because I think it is—while the—the reformatted electronic data sets Kris allow them to maneuver and manipulate through the data much more easily, it is not as if there is no tape or version available to them, so they have had the opportunity to review this full submission, but they aren't able to utilize their electronic tools to—haven't been able to utilize their electronic tools to re-cut the data in ways that they may want to re-cut it.

KRIS JENNER:    Well, let's talk about this off line. Thank you.

OPERATOR:    Our next question comes from Dallas Webb with Sterling Financial. Please state your question.

DALLAS WEBB, STERLING FINANCIAL:    Hey guys. I just had a quick question. Exactly how long has the FDA been accepting E-filings?

MICHAEL BONNEY:    I frankly don't know the answer to that question.

DALLAS WEBB:    OK. And I guess what—I guess what I'm really confused about is, if this was such a priority for them to get this to market, why wasn't there any kind of guidelines set, you know, saying these fields required, you know? I mean, it seems to me kind of, you know, funny that this kind of error would hold back a drug that's going to save people's lives.

MICHAEL BONNEY:    Well, I understand your position on that. You know, we did look at guidance and there is guidance available on these submissions. We did look at that, but it is not explicit on this point.

DALLAS WEBB:    OK. Thanks.

OPERATOR:    Our next question comes again from Eun Yang with Needham & Company.

EUN YANG:    Hi Mike. You mentioned that there are a couple of issues regarding labeling from your preliminary discussion with the FDA. Could you tell us what those issues are?

MICHAEL BONNEY:    The primary one Eun is how to handle the cap results in the label. There has also been some discussion about subsets of the population that we've included in the label.

EUN YANG:    That's it?

MICHAEL BONNEY:    Yes.

EUN YANG:    OK. Thanks.

MICHAEL BONNEY:    OK.

OPERATOR:    Our next question comes again from Gary Koumatos from Tryphon.

GARY KOUMATOS:    Hi again. So just getting back to try to pick up because I was thinking about the answer to one of the questions you gave me, if we'd looked at the statistical robustness of adding or removing the field and using various statistical criteria, are there—first of all you said the result was less than 10. I mean, how much less than 10 was it with your statistical analysis?

MICHAEL BONNEY:    Well, let's step back and just make sure we're all on the same page here.

GARY KOUMATOS:    OK.

MICHAEL BONNEY:    These trials were designed to meet a non-inferiority criteria, delta criteria, of less than 15 percent.

GARY KOUMATOS:    OK.

MICHAEL BONNEY:    In fact, what they achieved was non-inferiority with a delta of less than 10 percent.

GARY KOUMATOS:    How much less than 10?

MICHAEL BONNEY:    Frank?

FRANK TALLY:    It ranged from plus .5 to minus .5 to plus 8 to minus 9, so it balanced on both sides and it was always under 10, more towards between 4 and 6.

MICHAEL BONNEY:    Depends on—the reason of this variance is it depends on whether you're talking about the MITT population, the ME population or the CE population. When we've gone back and done these sensitivity analyses, all of the results are still in that same range.

GARY KOUMATOS:    OK. And the non-inferiority based on what statistical criteria? What was the actual statistic that was used?

FRANK TALLY:    It was a 95 percent confidence level with a 10 percent delta

BARRY EISENSTEIN:    Right. And the two big places to look was the MITT that's the modified intent to treat, and the CE, which is the clinically evaluable.

And you could say on the clinically evaluable side, that there was the most discretion in terms of evaluability. As the data sets were initially described and with the initial algorithm, for example, many of the individuals who did not make it back for their follow-on visits were considered to be failures.

GARY KOUMATOS:    Right.

BARRY EISENSTEIN:    As we were able to give the FDA the additional information that they wanted and we also re-analyzed the data sets, we reclassified them ourselves as a way to in a sense gauge what the FDA was doing. We now reclassified those as non-evaluable.

Not what our statistical plan had initially described, but it's one that made a lot of sense to do as a sensitivity analysis and whether those individuals are considered to be failures, which of course would apply to both arms of the study, that is daptomycin and comparator, or whether or not we pulled them out and considered them to be non-evaluable, the results were the same.

And this in fact was because as you might expect from a randomized distribution, the same—roughly the same number of patients were present in both groups, so the effect was the same in both groups.

GARY KOUMATOS:    And the T statistic is what you're talking about should be less than 15 percent difference? Or what the T statistic was showing that or was there still enough physical robustness with removing both?

BARRY EISENSTEIN:    Correct. Correct. So in other words, if you apply your .95 population statistics and for probability and you say you need to have a delta of less than 10 percent, you still need under any one of those ways of cutting the data.

GARY KOUMATOS:    And how much does the T statistic increase as a result of drawing out the unevaluable patients?

BARRY EISENSTEIN:    It actually didn't because what happened was as you decrease the number of failures, the total success of both populations moved higher, so you're actually moving towards if you will one wall that gave less freedom of movement, so although there were fewer patients in the total, the actual likelihood of success with the delta was the same.

GARY KOUMATOS:    So there was a correlation between evaluability and success, obviously in the two groups? By throwing out unevaluable patients, you also have higher efficacy?

BARRY EISENSTEIN:    Yes, exactly. But again, that was in both arms. And both arms essentially were treated the same because there were roughly the same number of patients in each population.

MICHAEL BONNEY:    Might I suggest that if you'd like to get—continue this conversation and get more detail on the specifics, that we take this off line.

GARY KOUMATOS:    OK.

MICHAEL BONNEY:    The bottom line here is that every sensitivity analysis that we had done gives us the same results.

GARY KOUMATOS:    Is there any—just one last question and it's sort of related. Is there any difference, I mean, the 15 percent difference was based on also a preset statistical criteria with the FDA?

MICHAEL BONNEY:    The 15 percent was what—was agreed with the agency when we first began the skin studies and we then initiated the CAP so that they required a 10 percent delta, so we increased the end in the two skin studies to be able to achieve a 10 percent delta.

GARY KOUMATOS:    OK.

MICHAEL BONNEY:    And in fact that's what we achieved in the primary analysis and that's what we've achieved in every sensitivity analysis that we've done subsequently.

GARY KOUMATOS:    OK. Is there any way—is there any—if they use a different statistical criteria to infer results of the non-evaluable patients, is there a way that this could throw the results off?

MICHAEL BONNEY:    No.

FRANK TALLY:    No

GARY KOUMATOS:    So there is agreement about what to do with non-evaluable patients?

MICHAEL BONNEY:    Well, there is...

GARY KOUMATOS:    ... in the FDA?

BARRY EISENSTEIN:    Well, there's—the statistical analysis plan, that was the one that we had submitted to the agency, but the agency of course has the freedom to apply different algorithms and it was that in my view, it's their desire to look at a number of different algorithms in terms of evaluable success and failure that led them to ask for this additional set of information so that they can navigate the data sets and cut the data in these various other ways.

We've reproduced all of those analyses as we mentioned earlier internally and find that we're extremely comfortable with the results no matter how we analyze it.

GARY KOUMATOS:    So you haven't found an algorithm that would cause it to go above the threshold it was previously agreed upon with the FDA?

BARRY EISENSTEIN:    That's correct.

GARY KOUMATOS:    OK. Thank you again and good luck with the re-evaluation.

MICHAEL BONNEY:    Thanks.

OPERATOR:    As a reminder ladies and gentlemen, the floor is still open for questions. Should anyone have any further questions, please press star, one, at this time.

Our next question comes from Eric Miller with Viacom. Please state your question.

ERIC MILLER, VIACOM:    Yes. My question is of the overall data that was submitted, what percentage would you say is resubmitted data? Can you determine that?

MICHAEL BONNEY:    We can and it's—you have to go through every—essentially go through every data field for every patient on the reformatting, so it's a fairly complicated process, but there's only a relatively small number of the total data sets that actually ended up with reformatted data.

ERIC MILLER:    Next question would be, don't you see it as a positive that they'll only need three months to review this resubmitted data as opposed to the six months that they've had already to view the overall?

MICHAEL BONNEY:    Absolutely.

ERIC MILLER:    Terrific. Thank you.

MICHAEL BONNEY:    Absolutely. Thank you.

OPERATOR:    If there are no further questions, I will now turn the conference back to Mr. Bonney for closing comments.

MICHAEL BONNEY:    Thank you operator. Let me just, you know, recap our position on this. In our view, today's news of the 90-day extension with the PDUFA action date is the best possible outcome of this filing short of an outright approval. The reason that we say that is it allows us to solidify our launch plan and has minimal impact on our anticipated launch date.

Thanks everybody for joining us and we'll talk to you soon.

OPERATOR:    Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END